EXECUTION VERSION

THIRD AMENDMENT dated as of June 3, 2020 (this “Amendment”) to the Revolving Credit Agreement dated as of April 20, 2018 (as amended by that certain First Amendment dated as of May 2, 2019 and that certain Second Amendment dated as of November 25, 2019, the “Credit Agreement”) among FREEPORT-MCMORAN INC. (“FCX”), PT FREEPORT INDONESIA (“PTFI”) and FREEPORT-MCMORAN OIL & GAS LLC (together with FCX and PTFI, the “Borrowers”), the Lenders from time to time party thereto and JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, the “Administrative Agent”).
WHEREAS, the Lenders have agreed to extend credit to the Borrowers under the Credit Agreement on the terms and subject to the conditions set forth therein. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Credit Agreement, as amended hereby.
WHEREAS, the Borrowers have requested that the Credit Agreement be amended to effect certain modifications to the provisions of the Credit Agreement as set forth herein.
WHEREAS, the Lenders party hereto constituting the Required Lenders under the Credit Agreement and the Administrative Agent are willing to so amend the Credit Agreement on the terms and subject to the conditions hereof.
NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
SECTION 1. Amendment of the Credit Agreement. Effective as of the Amendment Effective Date, the Credit Agreement is hereby amended as follows:
(a) Section 1.01 of the Credit Agreement is hereby amended by revising the definition of “Applicable Rate” in its entirety as set forth below:
“Applicable Rate” means, for any day, the applicable rate per annum set forth below under the caption “ABR Spread”, “Eurodollar Spread”, “Commitment Fee”, “Financial LC Participation Fee” or “Performance LC Participation Fee”, as the case may be, based upon the Credit Ratings of FCX by Moody’s and S&P applicable on such day,
(i) at all times during the Covenant Increase Period:

Level	Rating (S&P, Moody’s)	Eurodollar Spread (bps per annum)	ABR Spread (bps per annum)	Commitment Fee (bps per annum)	Financial LC Participation Fee (bps per annum)	Performance LC Participation Fee (bps per annum)

1	BBB / Baa2 or higher	212.5	112.5	30.0	212.5	106.25
2	BBB- / Baa3	245.0	145.0	35.0	245.0	122.5
3	BB+ / Ba1	275.0	175.0	45.0	275.0	137.5
4	BB/Ba2	300.0	200.0	55.0	300.0	150.0
5	BB-/Ba3	350.0	250.0	55.0	350.0	175.0
6	B+/B1 or lower	400.0	300.0	60.0	400.0	200.0

(ii) at all times after the end of the Covenant Increase Period:

Level	Rating (S&P, Moody’s)	Eurodollar Spread (bps per annum)	ABR Spread (bps per annum)	Commitment Fee (bps per annum)	Financial LC Participation Fee (bps per annum)	Performance LC Participation Fee (bps per annum)
1	BBB / Baa2 or higher	137.5	37.5	30.0	137.5	68.75
2	BBB- / Baa3	170.0	70.0	35.0	170.0	85.0
3	BB+ / Ba1	200.0	100.0	45.0	200.0	100.0
4	BB/Ba2	225.0	125.0	55.0	225.0	112.5
5	BB-/Ba3	275.0	175.0	55.0	275.0	137.5
6	B+/B1 or lower	325.0	225.0	60.0	325.0	162.5

For purposes of the foregoing, (a) if either Moody’s or S&P shall not have in effect a Credit Rating (other than by reason of the circumstances referred to in the last sentence of this definition), then FCX and the Lenders shall negotiate in good faith to agree upon another rating agency to be substituted by an amendment to this Agreement for the rating agency which shall not have a Credit Rating in effect, and pending the effectiveness of such amendment, the Applicable Rate shall be determined by reference to the available Credit Rating; (b) if the Credit Ratings established or deemed to have been established by Moody’s and S&P shall fall within different Levels, the Applicable Rate shall be based on the higher of the two Credit Ratings unless one of the two Credit Ratings is two or more Levels lower than the other, in which case the Applicable Rate shall be determined by reference to the Level next below that of the higher of the two

Credit Ratings; and (c) if the Credit Rating established or deemed to have been established by Moody’s and S&P shall be changed (other than as a result of a change in the rating system of Moody’s or S&P), such change shall be effective as of the date on which it is first announced by the applicable rating agency. Each change in the Applicable Rate based on the Credit Ratings shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody’s or S&P shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, FCX and the Lenders shall negotiate in good faith to amend the definition of “Applicable Rate” to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined by reference to the Credit Rating most recently in effect prior to such change or cessation.
(b) Section 1.01 of the Credit Agreement is hereby amended by revising the definition of “Bail-In Action” in its entirety as set forth below:
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
(c) Section 1.01 of the Credit Agreement is hereby amended by revising the definition of “Bail-In Legislation” in its entirety as set forth below:
“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
(d) Section 1.01 of the Credit Agreement is hereby amended by revising the definition of “Write-Down and Conversion Powers” in its entirety as set forth below:
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
(e) Section 1.01 of the Credit Agreement is hereby amended by adding the following definitions in proper alphabetical order:
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Availability” means, on any date, the amount, if any, by which (a) the total aggregate Revolving Commitments on such date exceed (b) the total aggregate Revolving Exposures on such date.
“Available Unrestricted Cash” means, as of any date of determination, the aggregate amount of unrestricted cash and Permitted Investments held on such date by FCX and the Subsidiaries, other than cash and Permitted Investments subject to any Lien securing Indebtedness or other obligations.
“Covenant Increase Period” means the period commencing on the Third Amendment Effective Date, and ending on the earlier of (a) January 1, 2022 and (b) the date on which FCX delivers a Covenant Reversion Notice.
“Covenant Reversion Notice” means a written notice delivered by FCX to the Administrative Agent electing to end the Covenant Increase Period.
“Liquidity” means, as of any date of determination, the sum of (a) Available Unrestricted Cash on such date, plus (b) Availability on such date.
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in FCX, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancelation or termination of any Equity Interests (including any payment under a Synthetic Purchase Agreement related to any such Equity Interests) in FCX or any option, warrant or other right to acquire any such Equity Interests in FCX.
“Synthetic Purchase Agreement” means any swap, derivative or other agreement or combination of agreements pursuant to which FCX or any Subsidiary is or may become obligated to make (i) any payment in connection with a purchase by any third party from a Person other than the Borrower of any

Equity Interest or (ii) any payment (other than on account of a permitted purchase by it of any Equity Interest) the amount of which is determined by reference to the price or value at any time of any Equity Interest; provided that no phantom stock or similar plan providing for payments only to current or former directors, officers or employees of FCX or any Subsidiary (or to their heirs or estates) shall be deemed to be a Synthetic Purchase Agreement.
“Third Amendment Effective Date” means June 3, 2020.
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
(f) The preamble of Section 2.03 of the Credit Agreement is hereby amended to read in its entirety as set forth below:
“To request a Revolving Borrowing, a Borrower shall notify the Administrative Agent of such request by telephone (x) in the case of a Eurodollar Borrowing, not later than 10:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing or (y) in the case of an ABR Borrowing, including to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e), not later than 10:00 a.m., New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery, electronic transmission or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the applicable Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:”
(g) Section 2.07(b) of the Credit Agreement is hereby amended to read in its entirety as set forth below:
“(b) To make an election pursuant to this Section, the applicable Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if such Borrower were requesting a Revolving Borrowing of the type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery, electronic transmission or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the applicable Borrower.”
(h) Section 5.07(c) of the Credit Agreement is hereby amended to read in its entirety as set forth below:
“(c) With respect to the environmental report evaluating PTFI’s environmental practices at its properties in Indonesia and prepared by one or more reputable environmental consulting firms (an “External Environmental Report”), FCX shall deliver the voluntary External Environmental Report to the Administrative Agent within 30 days of delivery of the final such report to FCX, commencing with the report relating to the environmental evaluation that was commenced in 2017. Thereafter, FCX shall deliver a copy of any subsequent voluntary External Environmental Report to the Administrative Agent within 30 days of delivery of the final such report to FCX. The voluntary External Environmental Reports shall be delivered to the Administrative Agent by FCX commencing with the report relating to the environmental evaluation to be commenced in 2020 or 2021 and at three year intervals thereafter (though for the avoidance of doubt, delivery will in no event be required to be made on a specific date following such interval) unless the applicable Governmental Authority in Indonesia makes preparation of such a report mandatory, in which case, FCX shall provide such External Environmental Reports to the Administrative Agent at intervals as required by Indonesian law. The Borrowers will implement, as promptly as practicable after the receipt of any External Environmental Report, any recommendations contained in such report if the failure to implement such recommendations could reasonably be expected to result in a Material Adverse Effect.”
(i) Section 6.01(i) of the Credit Agreement is hereby amended to read in its entirety as set forth below:
“other Indebtedness (including, for the avoidance of doubt, letters of credit in connection with environmental assurances and reclamation) and Attributable Debt in respect of sale and leaseback transactions permitted pursuant to Section 6.04, provided that, (y) such Indebtedness or Attributable Debt is outstanding on the Third Amendment Effective Date or is incurred after the end of the Covenant Increase Period (provided, however, that the limitation set forth in clause (y) shall not restrict (A) the incurrence of any Indebtedness or Attributable Debt under this paragraph (i) prior to the end of the Covenant Increase Period which (1) is incurred to refinance Indebtedness or Attributable Debt previously incurred pursuant to this paragraph (i) and (2) does not increase the outstanding principal amount of such refinanced Indebtedness or Attributable Debt by more than the amount of accrued interest thereon and fees, expenses and premiums paid in connection with such refinancing, (B) the incurrence of any Indebtedness or Attributable Debt under this paragraph by Sociedad Minera Cerro Verde S.A.A. to increase the outstanding principal amount under that certain Credit Agreement dated as of March 10, 2014 (as amended, modified or otherwise modified from time time) among Sociedad Minera Cerro Verde S.A.A., Citibank, N.A. as agent and the lenders party thereto from time to time to an outstanding principal amount not to exceed $1,500,000,000, (C) the incurrence of any Indebtedness or Attributable Debt under this paragraph by Atlantic Copper, S.L.U. in an outstanding principal amount not to exceed $50,000,000 (or the equivalent in another currency) or (D) the incurrence of any Indebtedness or Attributable Debt under this paragraph in connection with lines of credit for the South American mining operations in an outstanding principal amount not to exceed $25,000,000) and (z) at the time of incurrence of any such Indebtedness and Attributable Debt and after giving effect thereto, the sum of (i) the aggregate principal amount of outstanding Indebtedness and Attributable Debt incurred pursuant to this paragraph (i), (ii) the aggregate principal amount of outstanding Indebtedness and Attributable Debt of any Subsidiary that is a Borrower at such time or any Subsidiary Guarantor secured by a Lien pursuant to Section 6.02(l) and (iii) the total book value (as would be reflected on a balance sheet prepared on a consolidated basis in accordance with GAAP) of all assets subject to any Lien pursuant to Section 6.02(o) shall not exceed the greater of (A) $2,250,000,000 and (B) 7.5% of Consolidated Total Assets as of such time (provided, however, that the limitations set forth in clauses (A) and (B) shall not restrict the incurrence of any Indebtedness or Attributable Debt under this paragraph (i) which (1) is incurred to refinance Indebtedness or Attributable Debt previously incurred pursuant to this paragraph (i) and (2) does not increase the outstanding principal amount of such refinanced Indebtedness or Attributable Debt by more than the amount of accrued interest thereon and fees, expenses and premiums paid in connection with such refinancing);”
(j) Section 6.02(l) of the Credit Agreement is hereby amended to read in its entirety as set forth below:
“Liens not expressly permitted by clauses (a) through (k) securing Indebtedness and Attributable Debt, provided that, (y) such Lien is outstanding on the Third Amendment Effective Date or is incurred after the end of the Covenant Increase Period (provided, however, that the limitation set forth in clause (y) shall not restrict the incurrence of any Lien under this paragraph (l) to secure Indebtedness or Attributable Debt incurred (A) prior to the end of the Covenant Increase Period which (1) is incurred to refinance Indebtedness or Attributable Debt previously incurred pursuant to this paragraph (l) and (2) does not increase the outstanding principal amount of such refinanced Indebtedness or Attributable Debt by more than the amount of accrued interest thereon and fees, expenses and premiums paid in connection with such refinancing, (B) by Sociedad Minera Cerro Verde S.A.A. to increase the outstanding principal amount under that certain Credit Agreement dated as of March 10, 2014 (as amended, modified or otherwise modified from time time) among Sociedad Minera Cerro Verde S.A.A., Citibank, N.A. as agent and the lenders party thereto from time to time to an outstanding principal amount not to exceed $1,500,000,000, (C) by Atlantic

Copper, S.L.U. in an outstanding principal amount not to exceed $50,000,000 (or the equivalent in another currency) or (D) in connection with lines of credit for the South American mining operations in an outstanding principal amount not to exceed $25,000,000) and (z) at the time of incurrence of any such Indebtedness or Attributable Debt (or, if such Indebtedness or Attributable Debt was previously outstanding but unsecured, at the time of incurrence of any such Lien) and after giving effect thereto, the sum of (i) the aggregate principal amount of outstanding Indebtedness and Attributable Debt secured by a Lien pursuant to this paragraph (l), (ii) the aggregate principal amount of outstanding Indebtedness and Attributable Debt incurred pursuant to Section 6.01(i) and (iii) the total book value (as would be reflected on a balance sheet prepared on a consolidated basis in accordance with GAAP) of all assets subject to any Lien pursuant to Section 6.02(o) shall not exceed the greater of (A) $2,250,000,000 and (B) 7.5% of Consolidated Total Assets as of such time (provided, however, that the limitations set forth in clauses (A) and (B) shall not restrict the incurrence of any Lien under this paragraph (l) to secure Indebtedness or Attributable Debt which (1) is incurred to refinance Indebtedness or Attributable Debt previously incurred pursuant to this paragraph (l) and (2) does not increase the outstanding principal amount of such refinanced Indebtedness or Attributable Debt by more than the amount of accrued interest thereon and fees, expenses and premiums paid in connection with such refinancing);”
(k) Section 6.06 of the Credit Agreement is amended to read in its entirety as set forth below:
“SECTION 6.06. Total Leverage Ratio. The Borrowers will not permit the Total Leverage Ratio on the last day of any fiscal quarter (i) ending during the period from and including September 30, 2021, through and including the end of the Covenant Increase Period, to exceed 5.25 to 1.00 and (ii) ending after the end of the Covenant Increase Period but on or prior to June 30, 2021, to exceed 5.25 to 1.00 and (iii) ending after the end of the Covenant Increase Period but on or after September 30, 2021, to exceed 3.75 to 1.00.”
(l) Section 6.07 of the Credit Agreement is amended to read in its entirety as set forth below:
“SECTION 6.07. Interest Expense Coverage Ratio. The Borrowers will not permit the ratio of (a) Consolidated EBITDA to (b) Consolidated Cash Interest Expense, in each case for any period of four consecutive fiscal quarters (i) ending during the Covenant Increase Period, to be less than 2.00 to 1.00 and (ii) ending after the end of the Covenant Increase Period, to be less than 2.25 to 1.00.”
(m) A new Section 6.09 of the Credit Agreement is inserted to read in its entirety as set forth below:
“SECTION 6.09. Minimum Liquidity. As of the last day of each fiscal quarter ending on or prior to the earlier of (i) June 30, 2021 and (ii) the end of the

Covenant Increase Period, FCX and the Subsidiaries shall maintain Liquidity of not less than $1,000,000,000.”
(n) A new Section 6.10 of the Credit Agreement is inserted to read in its entirety as set forth below:
“SECTION 6.10. Restricted Payments. During the Covenant Increase Period, FCX will not declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so (unless any such Restricted Payment is payable only after the end of the Covenant Increase Period), other than (a) Restricted Payments consisting of distributions or dividends in the form of additional common Equity Interests of FCX and stock splits; (b) issuances of common Equity Interests of FCX upon (i) the exercise of options or warrants, including cashless exercises in respect thereof or (ii) the vesting of restricted stock units; (c) issuances of common equity interests of FCX or cash in connection with the exercise or settlement of equity-based awards granted to employees, directors and consultants as compensation, including but not limited to, options, restricted stock units and performance share units or the grant of such compensation awards to employees, directors or consultants; (d) cash payments in lieu of fractional shares in connection with Restricted Payments permitted by clause (a), (b) or (c) above; (e) cash payments in respect of taxes in connection with Restricted Payments permitted by clause (b) or (c) above; and (f) payments of regularly scheduled dividends on any series of preferred stock issued by FCX.”
(o) Section 9.18 of the Credit Agreement is hereby amended to read in its entirety as set forth below:
“SECTION 9.18. Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among the parties hereto, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b) the effects of any Bail-in Action on any such liability, including, if applicable, (i) a reduction in full or in part or cancellation of any such liability, (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document or (iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.”
SECTION 2.     Representations and Warranties. To induce the other parties hereto to enter into this Amendment, each of the Borrowers represents and warrants to the Administrative Agent and the Lenders that:
(a) (x) the execution, delivery and performance by such Borrower of this Amendment and the performance by such Borrower of the Credit Agreement, as amended by this Amendment, are within such Borrower’s corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action and (y) this Amendment has been duly executed and delivered by such Borrower and, upon the Amendment Effective Date, the Credit Agreement, as amended hereby, will constitute a legal, valid and binding obligation of such Borrower enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally, concepts of reasonableness and general principles of equity, regardless of whether considered in a proceeding in equity or at law;
(b) the representations and warranties of each Loan Party set forth in the Loan Documents are true and correct in all material respects on and as of the Amendment Effective Date, except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties were true and correct in all material respects on and as of such earlier date; and
(c) no Default has occurred and is continuing on the Amendment Effective Date before or after giving effect to the Amendment.
SECTION 3.     Effectiveness. This Amendment shall become effective as of the first date (the “Amendment Effective Date”) on which each of the following conditions has been satisfied:
(a) The Administrative Agent shall have executed this Amendment and shall have received counterparts hereof duly executed and delivered by each Borrower, Lenders constituting the Required Lenders and the Administrative Agent.
(b) The Administrative Agent shall have received an officer’s certificate certifying the accuracy of the representations and warranties set forth in Section 2 in form and substance reasonably satisfactory to the Administrative Agent.
(c) The Administrative Agent shall have received payment from FCX, for the account of each Lender that executes and delivers a counterpart signature page to this Amendment no later than 5:00 p.m., New York City time, on May 29, 2020, an amendment fee (the “Amendment Fee”) in an amount equal to 0.25% of the amount of the Revolving Commitment of such Lender under the Credit Agreement (whether used or unused). The Amendment Fee shall be payable in immediately available funds and, once paid, shall not be refundable.
(d) The Administrative Agent shall have received, in immediately available funds, payment of all costs, fees, out-of-pocket expenses, compensation and other amounts then due and payable in connection with the Credit Agreement and this Amendment or the transactions contemplated thereby, including to the extent invoiced at least 1 Business Day prior to the Amendment Effective Date, all amounts payable under Section 4 of this Amendment.
The Administrative Agent shall notify the Borrowers and the Lenders of the Amendment Effective Date and such notice shall be conclusive and binding. Notwithstanding the foregoing, this Amendment shall not become effective unless each of the conditions set forth or referred to in this Section 3 has been satisfied at or prior to 5:00 p.m., New York City time, on June 3, 2020 (it being understood that any such failure of this Amendment to become effective will not affect any rights or obligations of any Person under the Credit Agreement).
SECTION 4.     Expenses. Each Borrower agrees to reimburse the Administrative Agent for its reasonable out-of-pocket expenses in connection with this Amendment, including the reasonable fees, charges and disbursements of Cravath, Swaine & Moore LLP, counsel for the Administrative Agent, in each case to the extent provided in Section 9.03(a) of the Credit Agreement.
SECTION 5.     Effect of Amendment. (a) Except as expressly set forth herein, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of or otherwise affect the rights and remedies of the Lenders or the Administrative Agent under the Credit Agreement or any other Loan Document, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other provision of the Credit Agreement or of any other Loan Document, all of which are ratified and affirmed in all respects and shall continue in full force and effect. Nothing herein shall be deemed to entitle any Borrower to a consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Loan Document in similar or different circumstances.
(b) On and after the Amendment Effective Date, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof”, “herein”, or words of like import, and each reference to the Credit Agreement, “thereunder”, “thereof” or words of like import referring to the Credit Agreement in any other Loan Document shall be deemed a reference to the Credit Agreement as amended hereby. This Amendment shall constitute a “Loan Document” for all purposes of the Credit Agreement and the other Loan Documents.

SECTION 6.     Indonesian Translation. This Amendment is executed in a text using the English language and the Indonesian language (as stamped by an Indonesian sworn translator). Both texts are the same and effective as of the execution of this Amendment. Each of the parties hereto agrees that if there is any conflict between the English language text and the Indonesian language text of this Amendment, the English language text shall, to the extent permitted by applicable law, prevail. Each of the parties hereto confirms that it has read and understood the content and consequences of this Amendment and has no objection if the English language text prevails in the event of any such conflict.
SECTION 7.     Applicable Law. THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.
SECTION 8.     Counterparts; Integration; Effectiveness. This Amendment may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Amendment, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Delivery of an executed counterpart of a signature page of this Amendment by telecopy or other electronic imaging shall be effective as delivery of a manually executed counterpart of this Amendment.
SECTION 9.     Headings. Section headings used herein are for convenience of reference only, are not part of this Amendment and shall not affect the construction of, or be taken into consideration in interpreting, this Amendment.
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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the date first above written.

FREEPORT-MCMORAN INC.,
by
/s/ Kathleen L. Quirk
Name: Kathleen L. Quirk
Title: Executive Vice President and Chief Financial Officer

PT FREEPORT INDONESIA,
by
/s/ Robert R. Boyce
Name: Robert R. Boyce
Title: Treasurer

FREEPORT MCMORAN OIL & GAS LLC,
by
/s/ Robert R. Boyce
Name: Robert R. Boyce
Title: Treasurer

JPMORGAN CHASE BANK, N.A., individually, as Lender and as Administrative Agent, by
/s/ James Shender
Name: James Shender
Title: Executive Director

LENDER SIGNATURE PAGE TO THE
THIRD AMENDMENT TO THE REVOLVING CREDIT AGREEMENT
OF FREEPORT-MCMORAN INC.

Name of Lender: BANK OF AMERICA, N.A.
By
/s/ Mark Ahlers
Name: Mark Ahlers
Title: Director

For any Lender requiring a second signature
line:

Name of
Lender:
By

Name:
Title:

LENDER SIGNATURE PAGE TO THE
THIRD AMENDMENT TO THE REVOLVING CREDIT AGREEMENT
OF FREEPORT-MCMORAN INC.

Name of Lender:
By	/s/ Consenting Lenders signatures on file with Administrative Agent

Name:
Title:

For any Lender requiring a second signature line:

By	/s/ Consenting Lenders signatures on file with Administrative Agent

Name:
Title: